Exhibit 4
   FIRSTAR BANK MILWAUKEE, N.A.
   Firstar Financial Services
   Michael A. Hintz,
   Vice President
                              June 25, 1996


   Hein-Werner Corporation
   2120 Pewaukee Road
   Waukesha, WI   53187

   Attn:  Mr. Joseph Dindorf, President

   Gentlemen:

   Please refer to the Revolving Loan and Security Agreement by and between Firstar Financial Services, a division of Firstar Bank Milwaukee, N.A. ("FFS") and Hein-Werner Corporation, dated October 13, 1993, with amendments thereto ("Agreement"). This letter shall serve to further amend the Agreement as follows:

   Effective July 1, 1996, the fourth sentence of subsection (a) of Section
   1. LOANS AND SECURITY INTEREST shall be amended to read:

          "The interest rate hereunder shall be computed at an annual rate equal to .9 percent plus the rate announced from time to time by Lender as its 'prime rate,' which may or may not be the best rate available at said bank. The interest rate shall reduce by 1/4 percent in the event Debtor's North American operations show a $500,000.090 profit during 1996 (with said reduction effective the first day of the month following Lender's receipt of Debtor's December 31, 1996 financial statements showing an overall profit) and reduce by another 1/4 percent at such time as Massachusetts Mutual agrees in writing to defer the first debt installment due from Debtor until January, 1998 or the same is otherwise converted from debt to equity. The interest rate shall increase by 1/4 percent if Debtor's financial statements for the subsequent year show a consolidated loss, but shall not be increased above .9 percent plus the rate announced from time to time by Lender as its 'prime rate,' which may or may not be the best rate available at said bank."

   The second sentence of subsection (a) of Section 9, TERMINATION shall be amended to read:

          "While this Agreement is in effect, Debtor agrees to borrow funds and pay, at minimum, to Lender the Minimum Monthly Charge specified in Section 1. LOANS AND SECURITY
          INTEREST of this Agreement until June 30, 1999, and from year to year thereafter, unless Debtor notifies Lender that it does not intend to extend the Agreement for another year by giving Lender written notice at least ninety (90) days prior to the expiration of the then existing term of this Agreement."

   In all other respects, the Agreement shall remain unchanged and in full force and effect.

   The foregoing amendments are contingent upon the approval of the participant in this loan: Mercantile Business Credit, Inc.

   If the above agrees with your understanding and approval, please indicate same by signing the original of this letter and returning it to the undersigned. (NOTE: If you return executed documents via facsimile, you must also return the original executed documents. You agree FFS may rely on facsimile signatures for all purposes and without any liability to you.) If the preconditions (if any) to this amendment are not satisfied or if this amendment letter is not executed and returned to FFS on or before July 8, 1996, then the proposed amendments herein may be withdrawn by FFS by written notice to you. The amendments set forth herein and any accompanying documents will be deemed effective and accepted in Milwaukee, Wisconsin, upon our receipt of the executed documents.

                                   Sincerely,


                                   Michael A. Hintz
                                   Division Vice President
   mkf
   Enclosure
   cc:  Nolan H. Zadra

   Agreed to this  28  day of June, 1996.

   HEIN-WERNER CORPORATION

   By:   J. L. Dindorf
   Title President and C.E.O.

   The undersigned guarantors of the indebtedness of Hein-Werner Corporation hereby consent to the foregoing amendments and confirm that their guaranties remain in full force and effect.

   BLACKHAWK COLLISION REPAIR, INC.

   By:   J. L. Dindorf
   Title President and C.E.O.

   HEIN-WERNER OF CANADA, LTD.

   By:   J. L. Dindorf
   Title President and C.E.O.

   HEIN-WERNER EXPORT CORP.

   By:   J. L. Dindorf
   Title President and C.E.O.